Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Second Quarter 2017 Financial Results

Reports Record Quarterly Revenue and EBITDA

Raises Full Year 2017 Guidance

Malvern, PA — (GLOBE NEWSWIRE) — August 8, 2017 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2017.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $58.1 million, a 10.3% increase over the prior year

•                  Achieved 20th consecutive quarter of year over year revenue growth

•                  Recorded GAAP net income of $1.7 million and adjusted net income of $7.4 million

•                  Realized quarterly adjusted EBITDA $14.0 million, or 24.1%  of revenue, exceeding expectations

•                  Secured a $255 million new debt facility in July

•                  Completed acquisition of LifeWatch AG

•                  Increases full year 2017 revenue guidance to $285 million to $290 million, with expected adjusted EBITDA of approximately 23% of revenue

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are pleased to announce another great quarter for the Company, which included double-digit revenue growth driven, in part, by a 9% increase in MCT volume as well as strong growth from our 2016 acquisitions.  Revenue was in line with our expectations and, due to our focus on ongoing operational efficiencies throughout the business, we were able to exceed our adjusted EBITDA guidance by over 300 basis points to achieve a 24% return. It is important to note that we did this while at the same time dedicating significant resources to the LifeWatch acquisition which closed in July.

“We are entering an exciting period of growth and transformation for BioTelemetry. With the acquisition of LifeWatch, we are now the world’s largest provider of remote healthcare services.  While our increased scale will enable us to extract tremendous synergies and efficiencies, it also affords us the opportunity to drive innovation, benefiting our patients, physicians and payors.  The integration is progressing rapidly, allowing us to optimize best practices and build a strong foundation for accelerated growth both within, and beyond, remote cardiac monitoring.  I’d like to thank the employees of the combined Company for their enthusiasm in building a better organization.”

Second Quarter Financial Results

Revenue for the second quarter 2017 was $58.1 million compared to $52.7 million for the second quarter 2016, an increase of $5.4 million, or 10.3%.  Healthcare revenue increased $1.9 million driven by increased patient volume partially offset by the impact of the reduction in the MCT Medicare pricing effective January 1, 2017.  Research revenue increased $1.6 million due to imaging study volume growth and the full quarter impact of the acquisition of VirtualScopics, which occurred during the second quarter of 2016, partially offset by lower cardiac study revenue.  Technology revenue increased $1.9 million due to the acquisition of Telcare during the fourth quarter of 2016.

On a GAAP basis, net income for the second quarter 2017 was $1.7 million, or $0.05 per diluted share, compared to $4.7 million, or $0.15 per diluted share, for the second quarter 2016.  The decline in GAAP net income is due to $3.9 million of additional acquisition related expenses in the second quarter 2017.  In addition, the Company incurred $1.5 million of additional income tax expense that did not exist in 2016 as a result of having a full valuation allowance in place as of June 30, 2016. For the full year 2017, the Company’s expected annual effective tax rate is approximately 34%.  Historically the Company’s income tax expense was comprised of alternative minimum tax as well as franchise taxes and various state taxes.  Due to the utilization of net operating loss carryforwards and the impact of transaction related expenses for LifeWatch, the Company expects its full year 2017 actual cash tax payments to be in the range of $1.0 million to $1.5 million.

On an adjusted basis(1), net income for the second quarter 2017 was $7.4 million, or $0.23 per diluted share.  This compares to adjusted net income of $6.4 million, or $0.21 per diluted share, for the second quarter 2016.  Adjusted net income for the second quarter 2017 excludes $4.7 million of other charges related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities as well as $0.9 million of expense for a foreign currency option also related to the acquisition of LifeWatch AG.  Adjusted net income for the second quarter 2016 excludes $1.7 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, August 8, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized core laboratory services.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

(1)  The Company believes that providing non-GAAP financial measures offers a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.  Please refer to the Company’s “Reconciliation of Non-GAAP Financial Measures” and “Use of Non-GAAP Financial Measures” in this release for additional information.

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, BioTelemetry’s ability to realize the anticipated benefits of the LifeWatch acquisition, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K.  Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.  We do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	(unaudited)
	Three Months Ended
	June 30,
	2017	2016
Revenues	$58,129	$52,680
Cost of revenues	22,162	19,759
Gross profit	35,967	32,921
Gross profit %	61.9%	62.5%

Operating expenses:
General and administrative	14,366	14,388
Sales and marketing	7,631	7,124
Bad debt expense	2,416	2,664
Research and development	2,515	1,965
Other charges	4,651	1,659
Total operating expenses	31,579	27,800

Income from operations	4,388	5,121
Interest and other loss, net	(1,392)	(633)

Income before income taxes	2,996	4,488
(Provision for) benefit from income taxes	(1,270)	209
Net income	$1,726	$4,697

Net income per share:
Basic	$0.06	$0.17
Diluted	$0.05	$0.15

Weighted average number of common shares outstanding:
Basic	28,687	27,961
Diluted	31,673	30,516

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	(unaudited)
	Six Months Ended
	June 30,
	2017	2016
Revenues	$114,010	$101,320
Cost of revenues	45,134	37,772
Gross profit	68,876	63,548
Gross profit %	60.4%	62.7%

Operating expenses:
General and administrative	30,283	26,724
Sales and marketing	15,332	14,669
Bad debt expense	5,207	5,302
Research and development	4,948	3,751
Other charges	6,390	3,447
Total operating expenses	62,160	53,893

Income from operations	6,716	9,655
Interest and other loss, net	(4,390)	(1,056)

Income before income taxes	2,326	8,599
(Provision for) benefit from income taxes	(404)	195
Net income	$1,922	$8,794

Net income per share:
Basic	$0.07	$0.32
Diluted	$0.06	$0.29

Weighted average number of common shares outstanding:
Basic	28,558	27,666
Diluted	31,494	30,019

Summary Financial Data

(In Thousands, except days sales outstanding)

	June 30,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Cash and cash equivalents	$26,898	$23,052
Healthcare accounts receivable, net	15,071	14,594
Other accounts receivable, net	13,857	12,261
Days sales outstanding	45	45
Working capital	33,476	28,053
Total assets	203,952	198,984
Total indebtedness	24,801	25,449
Total shareholders’ equity	146,776	138,914

Summary Cash Flow Data

(In Thousands)

	(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash provided by operating activities	$6,080	$9,344	$10,733	$17,526
Capital expenditures	(3,230)	(2,179)	(6,197)	(5,692)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

2017

	Three Months Ended June 30, 2017
	(unaudited)
	Income from Operations	Income before Income Taxes	Net Income	Net income per diluted share
GAAP	$4,388	$2,996	$1,726	$0.05
Non-GAAP Adjustments:
Other charges (a)	4,651	4,651	4,651	0.15
Foreign currency option related to LifeWatch acquisition (b)	—	898	898	0.03
Income tax effect of adjustments (c)	—	—	(1,887)	(0.06)
NOL utilization (d)	—	—	2,024	0.06
Adjusted	$9,039	$8,545	$7,412	$0.23

2016

	Three Months Ended June 30, 2016
	(unaudited)
	Income from Operations	Income before Income Taxes	Net Income	Net income per diluted share
GAAP	$5,121	$4,488	$4,697	$0.15
Non-GAAP Adjustments:
Other charges (a)	1,659	1,659	1,659	0.06
Adjusted	$6,780	$6,147	$6,356	$0.21

	Three Months Ended June 30,
	(unaudited)
	2017	2016
Net income — GAAP	$1,726	$4,697
Provision for (benefit from) income taxes	1,270	(209)
Interest and other loss, net (b)	1,392	633
Other charges (a)	4,651	1,659
Depreciation and amortization expense	3,825	3,664
Stock compensation expense	1,142	1,441
Adjusted EBITDA	$14,006	$11,885

(a)         In the second quarter 2017, the Company incurred $4.7 million of other charges related to the acquisition LifeWatch AG, ongoing patent litigation and other restructuring activities.  In the second quarter 2016, the Company incurred $1.7 million of other charges primarily due to patent litigation and the acquisitions completed in 2016.

(b)         In the second quarter 2017, the Company incurred $0.9 million of expense for a foreign currency option related to the acquisition of LifeWatch AG which is included in Interest and other loss, net.

(c)          Represents the tax effect of the non-GAAP adjustments based on the estimated annual effective tax rate of 34%.

(d)         During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax rate of 42.4 % for the second quarter 2017.  After giving effect to taxes at the estimated annual effective tax rate of 34% on the other adjustments, the utilization of net operating loss carryforwards had a $2.0 million positive impact on the second quarter 2017.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

2017

	Six Months Ended June 30, 2017
	(unaudited)
	Income from Operations	Income before Income Taxes	Net Income	Net income per diluted share
GAAP	$6,716	$2,326	$1,922	$0.06
Non-GAAP Adjustments:
Other charges (a)	6,390	6,390	6,390	0.20
Performance bonus (stock-based comp) (b)	1,533	1,533	1,533	0.05
Dept. of Health and Human Services settlement (c)		2,500	2,500	0.08
Foreign currency option related to LifeWatch acquisition (c)		898	898	0.03
Income tax effect of adjustments (d)	—	—	(3,849)	(0.12)
NOL utilization (e)	—	—	2,957	0.09
Adjusted	$14,639	$13,647	$12,351	$0.39

2016

	Six Months Ended June 30, 2016
	(unaudited)
	Income from Operations	Income before Income Taxes	Net Income	Net income per diluted share
Non-GAAP Adjustments:	$9,655	$8,599	$8,794	$0.29
Other charges (a)	3,447	3,447	3,447	0.12
Adjusted	$13,102	$12,046	$12,241	$0.41

	Six Months Ended June 30,
	(unaudited)
	2017	2016
Net income — GAAP	$1,922	$8,794
Provision for (benefit from) income taxes	404	(195)
Interest other loss, net (c)	4,390	1,056
Other charges (a)	6,390	3,447
Depreciation and amortization expense	7,540	6,930
Stock compensation expense (b)	4,200	2,619
Adjusted EBITDA	$24,846	$22,651

(a)         In the first half of 2017, the Company incurred $6.4 million of other charges related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities.  In the first half of 2016, the Company incurred $3.4 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

(b)         In the first half of 2017, the Company incurred $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded.  There are no additional agreements outstanding of this nature.

(c)          During the first half of 2017, the Company reached a $2.5 million settlement with the United States Department of Health and Human Services.  This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011.  This was recorded as a non-operating charge to Interest and other loss, net.  In the second quarter of 2017, the Company incurred $0.9 million of expense for a foreign currency option related to the acquisition of LifeWatch AG which is also included in Interest and other loss, net.

(d)         Represents the tax effect of the non-GAAP adjustments based on the estimated annual effective tax rate of 34%.

(e)          During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax expense of 17.4% for the first half of 2017.  After giving effect to taxes at the estimated annual effective tax rate of 34% on the other adjustments, the utilization of net operating loss carryforwards had a $3.0 million positive impact on the first half of 2017.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”).  These Non-GAAP financial measures include adjusted income from operations, adjusted net income, adjusted net income per diluted share and adjusted EBITDA.  In accordance with Regulation G of the Securities and Exchange Commission, the Company has provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures.  They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into the Company’s ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results.  Management uses these Non-GAAP financial measures to assess the financial health of the Company’s ongoing operating performance.  Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income for the second quarter 2017 excludes Other charges of $4.7 million primarily related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities, $0.9 million of expense for a foreign currency option related to the acquisition of LifeWatch AG recorded in interest and other loss, net, the tax effect of these adjustments, as well as the impact from the utilization of our net operating loss carryforwards.  By excluding expenses that are considered not necessary to support the ongoing business or which are nonrecurring in nature, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in Other charges are transaction related expenses, primarily legal and professional fees, legal fees related to patent litigation, as well as costs related to restructuring programs aimed at streamlining operations and reducing future expense.  These Other charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.  The Company also included the income tax effect of these adjustments based on the Company’s estimated annual effective tax rate of 34%.  During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax expense of 42.4% for the second quarter 2017.  After giving effect to taxes at the estimated annual effective tax rate of 34% on the other adjustments, the utilization of net operating loss carryforwards had a $2.0 million positive impact on the second quarter 2017.

Adjusted net income for the second quarter 2016 excludes $1.7 million related to patent litigation and the Company’s 2016 acquisitions.

Adjusted net income for the first half of 2017 excludes Other charges of $6.4 million related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities, a one-time performance bonus paid to a third party in the form of stock-based compensation, a $2.5 million non-operating charge recorded for a settlement with the Department of Health and Human Services related to the theft of two unencrypted laptops in 2011, $0.9 million of expense for a foreign currency option related to the acquisition of LifeWatch AG, the tax effect of these adjustments, as well as the impact from the utilization of our net operating loss carryforwards.  By excluding expenses that are considered not necessary to support the ongoing business or which are nonrecurring in nature, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in Other charges are transaction related expenses, primarily legal and professional fees, legal fees related to patent litigation, as well as costs related to restructuring programs aimed at streamlining operations and reducing future expense.  These Other charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.  The Company also excluded the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is the first time in the Company’s history that such a bonus was offered and issued and the expense is nonrecurring.  There are no additional agreements outstanding of this nature.  The Company also included the income tax effect of these adjustments based on the Company’s estimated annual effective tax rate of 34%.  During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax expense of 17.4% for the first half of 2017.  After giving effect to taxes at the estimated annual effective tax rate of 34% on the other adjustments, the utilization of net operating loss carryforwards had a $3.0 million positive impact on the first half of 2017.

Adjusted net income for the first half of 2016 excludes $3.4 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

In addition to adjusted income from operations, adjusted net income and adjusted net income per diluted share, we also present adjusted EBITDA.  This Non-GAAP financial measure excludes income taxes, interest, Other charges, depreciation and amortization and stock compensation expense.  EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies.  Adjusting our EBITDA for Other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations.  In addition, we also add back stock compensation expense because it is non-cash in nature.  Other companies in our industry may calculate adjusted EBITDA in a different manner.